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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE



CONTACT:

Greg Stockett                   Jennifer Hinchman
Chief Financial Officer         Director, Investor Relations
510.548.5442                    510.649.4548



BARRA ANNOUNCES AGREEMENT TO SELL SYMPHONY ASSET MANAGEMENT


BERKELEY, Calif., June 18, 2001-Barra, Inc. (Nasdaq: BARZ) announced today that it signed a definitive agreement, along with the principals of Symphony Asset Management LLC, to sell Symphony to The John Nuveen Company. Barra, Inc. and the principals of Symphony each have a 50 percent ownership interest in Symphony.

The John Nuveen Company will initially pay $210 million in cash with additional future payments based on Symphony's business exceeding specific growth and profitability targets over the next five years. Barra will receive approximately $128 million of the initial cash proceeds and up to an additional $12 million in future contingent consideration for its ownership interest.

The transaction, expected to be completed within the next 60 days, is subject to regulatory approval, certain consent requirements and other customary closing conditions. Barra's net proceeds on the sale of its interest in Symphony are expected to be taxed at approximately 38 percent. All estimated proceeds stated above do not reflect any adjustment for income taxes, transaction fees or other possible purchase price adjustments based on actual results at the time of closing.

"After careful review of our strategic alternatives, we concluded that the sale of Symphony was the best solution to advance Barra's strategy, as well as Symphony's business objectives," said Kamal Duggirala, president and chief executive officer of Barra. "We are especially pleased that our partnership with Symphony will continue - this time in the form of a significant client for our risk management tools," he added.

"Our partnership with Barra has been very successful, and we will continue to work closely with Barra as an important client," said Jeffrey Skelton, president of Symphony. "Now we look forward to a new partnership with Nuveen, a century-old firm dedicated to the asset-management business. Nuveen will bring new resources to our client-service and product-development efforts," added Mr. Skelton.
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Barra and Symphony's principals engaged leading investment banking firms Goldman
Sachs and Putnam Lovell Securities Inc., respectively, to assist with the process.

Barra's Board of Directors has approved an increase to the Company's share repurchase program to 750,000 from the previous 500,000 share authorization.

Barra is the global leader in delivering risk management systems and services to managers of portfolio and firm-wide investment risk. Since its inception in 1975, Barra's single vision - to empower its clients to make strategic investment decisions - has made Barra the industry standard in investment risk management. Headquartered in Berkeley, California, Barra has offices in all major financial centers around the world.

This release contains forward-looking statements that reflect management's current views regarding future events and financial performance. These statements are subject to risks and uncertainties and use forms of the word, "expect", "subject", "advance", "possible" and "estimate." Factors that could cause actual results to differ materially include: failure to obtain appropriate regulatory approval or client and other contractual consents, or to meet other conditions to closing; failure by Symphony to meet future growth and profitability targets; occurrences or events triggering purchase price adjustments; and failure to properly calculate Barra's tax rate. These and other important factors are detailed in various Securities and Exchange Commission filings made periodically by the company, copies of which are available from the company without charge or online at http://www.barra.com. Please review such filings and do not place undue reliance on these forward-looking statements. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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